Exhibit 24

POWER OF ATTORNEY

     The undersigned, a director and/or officer of Macy’s, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints each of Tracy M. Preston and Steven R. Watts my true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, to do any and all acts and things in my name and behalf in my capacities as director and/or officer of the Company and to execute any and all instruments for me and in my name in the capacities indicated above, which said attorneys-in-fact and agents may deem necessary or advisable to enable the Company to comply with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules, regulations, and requirements of the Securities and Exchange Commission (the “Commission”), in connection with an Annual Report on Form 10-K for the year ended February 1, 2025 to be filed by the Company pursuant to Section 13 of the Exchange Act, including without limitation, power and authority to sign for me, in my name in the capacity or capacities referred to above, such Annual Report, and to file the same, with all exhibits thereto, and other documents, including amendments, in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

Dated: March 21, 2025

/s/ Emilie Arel	/s/ Torrence N. Boone	/s/ Marie Chandoha
Emilie Arel	Torrence N. Boone	Marie Chandoha

/s/ Naveen K. Chopra	/s/ Richard Clark	/s/ Deirdre P. Connelly
Naveen K. Chopra	Richard Clark	Deirdre P. Connelly

/s/ Jill Granoff	/s/ Paul Griscom	/s/ Sara Levinson
Jill Granoff	Paul Griscom	Sara Levinson

/s/ Richard L. Markee	/s/ Adrian V. Mitchell	/s/ Douglas W. Sesler
Richard L. Markee	Adrian V. Mitchell	Douglas W. Sesler

/s/ Tony Spring	/s/ Paul C. Varga	/s/ Tracey Zhen
Tony Spring	Paul C. Varga	Tracey Zhen